UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2960116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Main Street, Suite 1850, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

2010 Stock Option and Incentive Plan

(Full title of the plan)

Marc D. Beer

Chief Executive Officer

Aegerion Pharmaceuticals, Inc.

101 Main Street, Suite 1850

Cambridge, MA 02412

(Name and address of agent for service)

(617) 500-7867

(Telephone number, including area code, of agent for service)

Copies to:

Anne Marie Cook	Jocelyn M. Arel
Senior Vice President, General Counsel	GOODWIN PROCTER LLP
Aegerion Pharmaceuticals, Inc.	53 State Street
101 Main Street, Suite 1850	Boston, Massachusetts 02109
Cambridge, MA 02412	Telephone: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	1,553,673	$15.70	$24,392,666.10	$2,795.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock issued to prevent any dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.
(2)	An assumed price of $15.70 per share, which is the average of the high and low prices of Common Stock reported on the Nasdaq Global Market on March 9, 2012, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, and has been used only for those shares without a fixed exercise price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2010 Stock Option and Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an annual increase on each January 1, beginning in 2011, by an amount equal to 4.0% of the number of shares of Common Stock outstanding on the preceding December 31 (the provision of the Plan allowing for this annual increase is referred to as the “Evergreen Provision”). On January 1, 2011, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 705,661 as a result of the Evergreen Provision. On January 1, 2012, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 848,012 as a result of the Evergreen Provision. This Registration Statement registers these additional 1,553,673 shares of Common Stock, which were reserved and available for issuance under the Plan pursuant to the Evergreen Provision as of January 1, 2012. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s registration statement filed on Form S-8 (SEC File No. 333-171341) on December 22, 2010, is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-171341) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Goodwin Procter LLP (filed herewith)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts, on March 16, 2012.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Marc D. Beer

Marc D. Beer
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Aegerion Pharmaceuticals, Inc., hereby severally constitute and appoint Mark J. Fitzpatrick and Anne Marie Cook, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Marc D. Beer Marc D. Beer	Chief Executive Officer (Principal Executive Officer) and Director	March 16, 2012

/s/ Mark J. Fitzpatrick Mark J. Fitzpatrick	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 16, 2012

/s/ David L. Scheer David L. Scheer	Chairman of the Board	March 16, 2012

/s/ Paul Thomas Paul Thomas	Director	March 16, 2012

/s/ Sol Barer Sol Barer	Director	March 16, 2012

/s/ Antonio M. Gotto Jr. Antonio M. Gotto Jr.	Director	March 16, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Goodwin Procter LLP (filed herewith)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)